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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                                   OMB APPROVAL
                                               OMB Number:            3235-0145
                                               Expires:       December 31, 1997
                                               Estimated average burden
                                               Hours per response.........14.90


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)*


                           Queens County Bancorp, Inc.
                                (Name of Issuer)

                      Common Stock par value $.01 per share
                         (Title of Class of Securities)


                                   748242-10-4
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages




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CUSIP NO. 748242-10-4                   13G                  PAGE 2 OF 5 PAGES
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1            NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Queens County Savings Bank
             Employee Stock Ownership Plan
             IRS ID No. 11-1212640

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2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (A) / /
                                                                    (B) / /
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3            SEC USE ONLY



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4            CITIZENSHIP OR PLACE OF ORGANIZATION
             New York chartered stock savings institution's employee stock benefit plan organized in New York.
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                                     5           SOLE VOTING POWER
                                                         2,021,407
             NUMBER OF
              SHARES                 ------------------------------------------
           BENEFICIALLY              6           SHARED VOTING POWER
             OWNED BY                                    1,055,784
               EACH
             REPORTING               ------------------------------------------
               PERSON                7           SOLE DISPOSITIVE POWER
               WITH                                      3,077,191

                                     ------------------------------------------
                                     8           SHARED DISPOSITIVE POWER


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9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          3,077,191

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10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             20.63% of 14,912,791 shares of Common Stock outstanding as of December 31, 1997.

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12           TYPE OF REPORTING PERSON*
                          EP
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 pages
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                           QUEENS COUNTY SAVINGS BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN

                                  SCHEDULE 13G

Item 1 (a)                 Name of Issuer:
                           Queens County Bancorp, Inc.

Item 1 (b)                 Address of Issuer's Principal Executive Offices:
                           38-25 Main Street
                           Flushing, New York  11354-5549

Item 2 (a)                 Name of Person Filing:
                           Queens County Savings Bank
                           Employee Stock Ownership Plan
                           Trustee: Oppenheimer Capital Trust Company
                                      One World Financial Center
                                      New York, New York  10281-1698

Item 2 (b)                 Address of Principal Business Offices or, if none,
                           Residence:
                           38-25 Main Street
                           Flushing, New York  11354-5549

Item 2 (c)                 Citizenship:     New York chartered stock savings
                                            institution's employee stock
                                            benefit plan organized in New York.

Item 2 (d)                 Title of Class of Securities: Common Stock par value
                                                         $.01 per share

Item 2 (e)                 CUSIP Number:    748242-10-4

Item 3 The person filing this statement is an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4                     Ownership:     As of December 31, 1997, the reporting
                                          person beneficially owned 3,077,191
                                          shares of the issuer. This number of
                                          shares represents 20.63% of the common
                                          stock, par value $.01, of the issuer,
                                          based upon 14,912,791 shares of such
                                          common stock outstanding as of
                                          December 31, 1997. As of December 31,
                                          1997, the reporting person has sole
                                          power to vote or to direct the vote of
                                          2,021,407 of the shares and shares
                                          voting power over 1,055,784 shares.
                                          The reporting person has the sole
                                          power to dispose or direct the
                                          disposition of 3,077,191 shares of
                                          common stock.

                                Page 3 of 5 pages
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Item 5                     Ownership of Five Percent or Less of a Class:

                           N/A

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                           N/A

Item 7 Identification and classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                           N/A

Item 8                     Identification and Classification of Members of the
                           Group:

                           N/A

Item 9                     Notice of Dissolution of Group:

                           N/A

                                Page 4 of 5 pages
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Item 10           Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and are not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     January 30, 1998
                                    -------------------------------------------
                                    (Date)


                                     /s/ CHARLES PLATT
                                    -------------------------------------------
                                    (Signature)


                                         Charles T. Platt/Senior Trust Officer
                                    -------------------------------------------
                                    (Name/Title)

                                Page 5 of 5 pages